UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 24, 2008

VEECO INSTRUMENTS INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16244	11-2989601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Terminal Drive, Plainview, New York 11803

(Address of principal executive offices, including zip code)

(516) 677-0200
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02   Results of Operations and Financial Condition.

On July 28, 2008, Veeco Instruments Inc. (“Veeco” or the “Company”) issued a press release announcing its financial results for the quarter ended June 30, 2008.  In connection with the release and the related conference call, Veeco posted a presentation relating to its second quarter 2008 financial results on its website (www.veeco.com).  Copies of the press release and presentation are furnished as Exhibit 99.1 and Exhibit 99.2 to this report.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

During its CEO search in April 2007, Veeco and Edward H. Braun, then Chairman and CEO of Veeco, entered into an Employment Agreement for Mr. Braun as a means of ensuring an effective CEO transition and to provide for continuity of Mr. Braun’s availability to the Company.  A copy of the Employment Agreement was previously filed with the Commission.

On July 1, 2007, John R. Peeler joined Veeco as CEO.  Mr. Braun remained as Chairman and remained available to assist Mr. Peeler in the CEO transition.  Veeco’s Board has determined that the transition of the CEO role from Mr. Braun to Mr. Peeler has been successfully completed and the purpose of the Employment Agreement has been met.

On July 24, 2008 (the “Effective Date”), Veeco and Mr. Braun mutually agreed to terminate the Employment Agreement and replace it with a Service Agreement to provide the terms on which Mr. Braun will remain available to serve on Veeco’s Board.  The principal terms of the Service Agreement are:

(a)            Certain payments to Mr. Braun provided for under the Employment Agreement will be accelerated and paid within 15 days of the Effective Date.  These payments include:

$197,198, representing the base salary which would have been payable to Mr. Braun under the Employment Agreement for the period from the Effective Date through December 31, 2008, less the amount payable to Mr. Braun under paragraph (d) below for the period from the Effective Date through December 31, 2008;

$622,813, representing the amount which would have been payable to Mr. Braun under the Employment Agreement with respect to the 2008 Management Bonus Plan at target, less the amount of the 2008 profit sharing bonus paid to Mr. Braun in May 2008 for the first quarter; and

$61,887, representing the car allowance which would have been payable to Mr. Braun under the Employment Agreement for the duration of the Employment Period (as defined in the Employment Agreement).

(b)           The stock options and restricted stock awards granted to Mr. Braun on June 9, 2006 and April 27, 2007 which have not previously vested or become exercisable shall become vested and exercisable as of the Effective Date.

(c)            Mr. Braun will remain available to serve on the Board from the Effective Date until December 31, 2011.  The period beginning on the Effective Date and continuing through and including December 31, 2011 shall be referred to as the “Service Period”; provided, that, if Mr. Braun ceases to serve as a member of the Board prior to December 31, 2011, then the Service Period shall end on the date on which Mr. Braun ceases to serve as a member of the Board.

(d)           During the Service Period, the Company shall compensate Mr. Braun for his service on the Board at the rate of $200,000 per year, subject to periodic review by the Board.  In addition, during the Service Period, Mr. Braun shall be entitled to participate in all group health and insurance programs available generally to senior executives of the company.  Except as provided above, Mr. Braun shall not be entitled to any additional compensation, including, without limitation, bonuses, equity awards, meeting fees, retainers or other compensation, for his service on the Board or in any other capacity during the Service Period.

(e)            Mr. Braun shall retain the right to exercise any options to purchase shares of the Company’s stock which were granted to him prior to the Effective Date until the earlier of (a) three (3) years following the end of the Service Period and (b) the expiration of the original full term of each such option (provided that (i) options granted to Mr. Braun between April 3, 2000 and March 31, 2003 shall be treated as provided in the Employment Agreement dated April 3, 2000 between Veeco and Mr. Braun; and (ii) options granted to Mr. Braun between April 1, 2003 and April 26, 2007 shall be treated as provided in the Employment Agreement dated April 1, 2003 between Veeco and Mr. Braun).

(f)              Mr. Braun will be subject to non-competition, non-solicitation and non-hire provisions for so long as he is receiving payments or other benefits from Veeco under the Service Agreement and for twelve (12) months thereafter.

Section 9 - Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit	Description

99.1	Press release issued by Veeco Instruments Inc. dated July 28, 2008.

99.2	Veeco Instruments Inc. Q2 2008 Financial Results Presentation dated July 28, 2008.

The information in this report, including the exhibits, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VEECO INSTRUMENTS INC.

July 28, 2008	By:	/s/ Gregory A. Robbins
Gregory A. Robbins
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit	Description

99.1	Press release issued by Veeco Instruments Inc. dated July 28, 2008.

99.2	Veeco Instruments Inc. Q2 2008 Financial Results Presentation dated July 28, 2008.